Exhibit 5.1

[Wachtell, Lipton, Rosen & Katz Letterhead]
June 16, 2005

IAC/InterActiveCorp
152 West 57th Street
New York, New York 10019
Expedia, Inc.
3150 139th Avenue SE
Bellevue, Washington 9005

Re: Registration Statement on Form S-4 (File Nos. 333-124303 and 333-124303-01)

Ladies and Gentlemen:

        We have acted as special counsel to each of IAC/InterActiveCorp, a Delaware corporation ("IAC"), and Expedia, Inc., a Delaware corporation ("Expedia" together with IAC, the "Companies" and individually, a "Company") in connection with the preparation and filing of the Registration Statement on Form S-4 (File Nos. 333-124303 and 333-124303-01) and related proxy statement/prospectus (as amended, the "Registration Statement") relating to up to 454,066,584 shares of IAC common stock, par value $0.001 per share (the "IAC Common Stock"), 58,969,574 IAC warrants to purchase IAC Common Stock ("IAC Warrants"), 13,118,182 shares of IAC Series B Cumulative Convertible Preferred Stock, par value $0.001 per share (the "IAC Preferred Stock"), 454,066,584 shares of Expedia common stock, par value $0.001 per share (the "Expedia Common Stock"), 58,969,574 Expedia warrants to purchase Expedia Common Stock ("Expedia Warrants"), 13,118,182 shares of Expedia Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the "Expedia Preferred Stock" together with the IAC Common Stock, IAC Warrants, IAC Preferred Stock, Expedia Common Stock and Expedia Warrants, the "Securities") to be issued in connection with the separation of IAC and Expedia into two publicly-traded companies and the spin-off of Expedia to IAC shareholders by way of a reclassification of the capital stock of IAC (the "Spin-Off").

        In rendering this opinion, we have examined such corporate records and other documents (including each Company's charter and bylaws as currently in effect, the Registration Statement and documentation related to the Spin-Off), and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of each Company and certificates of officers of each Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

        We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Constitution of the State of Delaware).

        Based on and subject to the foregoing, we are of the opinion that the Securities will be, upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement, legally issued, fully paid and nonassessable.

        We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz